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                                                                    Exhibit 99.1


United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800


News

[LOGO]
                                                         CONTACT: John Armstrong
                                                                    412.433.6792



FOR IMMEDIATE RELEASE
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               U. S. STEEL ANNOUNCES COMMON STOCK PUBLIC OFFERING


         PITTSBURGH, March 2, 2004 - United States Steel Corporation (NYSE:X) announced today that it is making a public offering of 8,000,000 shares of its common stock. The underwriters will have an option to purchase up to 1,200,000 additional shares. The shares of common stock will be offered pursuant to U. S. Steel's effective shelf registration statement. Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Morgan Stanley are acting as joint book-runners, and Lehman Brothers Inc. and UBS Securities LLC as co-managers.

         U. S. Steel intends to use the net proceeds from the sale of its common stock to redeem 35 percent of the $535 million face amount of its 10 3/4% debentures, and any remaining proceeds will be used for general corporate purposes, which may include the redemption of up to 35 percent in aggregate principal amount of its 9 3/4% Senior Notes due May 15, 2010, the reduction of other debt, and payments to employee benefit plans.

                                     -more-


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         Copies of the final prospectus supplement, when available, may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY, 10004,
Attn: Prospectus Department, telephone 212-902-1171, or from the Prospectus Department of J.P. Morgan Securities Inc., One Chase Manhattan Plaza, Floor 5b, New York, NY, 10081, telephone 212-552-5164, or from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, NY, 10036, fax 212-761-0211.

         U. S. Steel, through its domestic operations, is engaged in the production, sale and transportation of steel mill products, coke, and iron-bearing taconite pellets; the management of mineral resources; real estate development; and engineering and consulting services and, through its European operations, which include U. S. Steel Kosice, located in Slovakia, and U. S. Steel Balkan located in Serbia, in the production and sale of steel mill products. Certain business activities are conducted through joint ventures and partially owned companies. United States Steel Corporation is a Delaware corporation.

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         The announcement of the intention to offer common stock is a forward looking statement which is based on a number of assumptions concerning future events made by management and information currently available to management. A number of factors may influence these matters including demand and prices for steel mill products, general economic and market conditions and investor perceptions of the steel industry.

         This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

                                      -oOo-

2004-005